UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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New York REIT, Inc.
(Name of Registrant as Specified in Its Charter)

WW Investors, LLC Michael L. Ashner James P. Hoffmann Gregory Hughes Neil H. Koenig STEVEN WITKOFF
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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WW Investors LLC, together with the other participants named herein (collectively, “WW Investors”) intends to make preliminary filings with the Securities and Exchange Commission of a preliminary proxy statement and accompanying proxy card to be used to solicit votes for the election of the WW Investor Group’s slate of director nominees to the Board of Directors of New York REIT, Inc. (“NYRT” and, the “Company”), at the Company’s upcoming 2016 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On August 29, 2016, issued the following press release, which includes the full text of a letter issued to the Company’s stockholders:

ASHNER/WITKOFF STOCKHOLDER GROUP ISSUES LETTER TO FELLOW NEW YORK REIT STOCKHOLDERS

- Concerned that NYRT Leadership is Incentivized to Delay Liquidation and Lacks Credibility and Competence to Run Successful Process -

- Demands NYRT Gives Immediate Opportunity to Stockholders to Vote on Liquidation Plan and Election of Directors to Oversee Liquidation -

NEW YORK, NY, August 29, 2016, — (PR Newswire) - Michael L. Ashner, Steven Witkoff, and WW Investors LLC (“WW Investors”), a jointly owned entity of Michael L. Ashner and Steven Witkoff, announced today that they have issued a letter to stockholders of New York REIT, Inc. (NYSE: NYRT) (the “Company”). WW Investors’ letter stressed the Company should give stockholders an opportunity to approve a liquidation plan and vote on the election of directors to oversee the liquidation process without delay.

The full text of the letter follows:

August 29, 2016

Dear Fellow NYRT Stockholder:

As you may know, Michael L. Ashner, Steven Witkoff, and WW Investors LLC, their jointly owned entity (collectively, “WW Investors,” “we,” and “our”), have previously and formally notified New York REIT, Inc. (NYSE: NYRT) (“NYRT” and, the “Company”) of our intention to seek the election of directors to NYRT’s Board of Directors (the “Board”) at the Company’s upcoming 2016 Annual Meeting of Stockholders. Like many of our fellow stockholders, we anxiously await the announcement of the timing of the Annual Meeting.

For the past several months, WW Investors has publicly and vocally advocated for the Company to reconstitute itself in line with the long ignored interests of stockholders. We admonished the Board in our vocal opposition to the proposed, and now rightfully abandoned, value destructive master combination agreement with the JBG/Operating Partners, L.P. We pointed out the poorly performed non-transparent strategic review process which lead to the waste of more than $20 million. We continue to object to the Board’s failure to opt out of the stockholder unfriendly Maryland Unsolicited Takeover Act. Only after continuous pressure from us, NYRT’s leadership belatedly acknowledged that the optimal path forward for NYRT is a liquidation or strategic sale of all of its assets.

While we are pleased that the Board agrees with us—though it took much too long for them to recognize the obvious—and has conceded the need to liquidate NYRT, we remain seriously concerned with the current Board’s ability to manage the proposed liquidation in a transparent and expeditious manner that results in the maximum proceeds for stockholders. We believe that NYRT’s current members of leadership are incentivized to prolong the liquidation process and divert value from stockholders to themselves and their affiliates through a continuous stream of various fees, seriously degrading the full dollar amount that stockholders would ultimately realize.

FEES’ STRUCTURE INCENTIVIZE MANAGEMENT TO DRAG THEIR FEET

Current management, including Nick Schorsch and Mike Happel, CEO of each of NYRT, NYRT’s advisor and NYRT’s manager, has created for themselves incentives to prolong the liquidation process. Under each of the Company’s Management Agreement (the “Management Agreement”) and Advisory Agreement (the “Advisory Agreement”), each of the Company’s advisor and manager will continue to receive lucrative disposition, advisory, and even possibly seek acquisition fees throughout the liquidation process. Worse than the absence of any overall performance based structure, the existing agreements perversely incentivize management to prolong the process and increase the size of payments to third party brokers. Unfortunately but unsurprisingly, Schorsch, Happel and Co. negotiated these arduous terms in the agreements that prevent either agreement from being terminated by NYRT before the end of the agreements’ respective terms in summer 2017.

As the trashed JBG transaction demonstrates, Schorsch, Happel and Co. have a striking predisposition to place their interests ahead of those of NYRT stockholders generally. We have a deep, reasonable suspicion that the Board and management will both prolong the liquidation process in order to milk the Company for excessive advisor’s and manager’s fees regardless of how inefficient and unfair that would be to stockholders based on their past historical conduct. Indeed, although based on our experience, the liquidation of NYRT’s highly desirable and saleable New York City assets could be completed within six months from now, current management has publicly stated that it intends to drag the process out for up to two years!

Not only has management affirmed that it plans to prolong the liquidation over a period that is much longer than we believe remotely necessary, it has demonstrated so many misjudgments and missteps that stockholders’ trust in management’s ability to complete such a critically important process as the proposed liquidation has eroded beyond repair.

MANAGEMENT CANNOT BE TRUSTED TO PRIORITIZE STOCKHOLDER INTERESTS ABOVE ITS OWN

Let’s be frank, management’s proposed combination among NYRT and JBG/Operating Partners, L.P. was an unmitigated disaster that would have caused material and permanent destruction of NYRT stockholder value, if it had been stopped. More than $20 million of NYRT cash was wasted. Thankfully, we, as well as other stockholders, vigorously and vocally opposed the combination. Management did not care for our opposition as we pointed out that the transaction would line their pockets with $50 million of payments management knew they were not contractually entitled to receive. Now, astonishingly the same members of management who proposed the JBG nightmare expect stockholders to believe they are the same persons who we all should trust to be given a third opportunity to perform an expeditious value maximizing liquidation process?

The JGB debacle provided a litmus test for management’s ability to properly assess and oversee a significant strategic process, for which they failed, miserably. Stockholders cannot afford a repeat. It is painfully clear management has not demonstrated the competence needed to fairly oversee this important strategic process.

STOCKHOLDERS DESERVE A CHOICE AND A VOICE

WE HAVE THE RIGHT TO ELECT A COMPETENT, EXPERIENCED BOARD TO OVERSEE THE LIQUIDATION AND APPROVE A LIQUIDATION PLAN WITHOUT DELAY

It is obvious to us and to NYRT stockholders generally, that in order to assure the integrity of the liquidation process, it is imperative that NYRT hold both the special stockholders’ meeting to approve the plan of liquidation and the 2016 Annual Meeting of Stockholders, previously announced to occur on October 24th, as early as possible so that stockholders have the opportunity to expeditiously approve the plan of liquidation and elect a Board comprised of the members that they believe can most effectively oversee the liquidation.

NYRT stockholders cannot allow this Board to delay the liquidation process or the significant change in leadership that is absolutely necessary to guide the process for the benefit of all stockholders. Stockholders deserve an opportunity to vote on the election of the directors who they believe will best represent their interests in identifying and pursuing all value maximizing opportunities.

In furtherance of these efforts, we are seeking to reconstitute the Board with five (5) independent directors who have a strong history of creating stockholder value through REIT asset liquidations and sales and will impartially oversee a thoughtful, expeditious, transparent liquidation process. Our nominees possess substantial and relevant experience as well as a well balanced mix of skills. Each nominee also boasts an exceptional track record of creating stockholder value in his own right and is committed to the highest levels of integrity and corporate governance.

WW Investors’ independent and highly qualified candidates are:

Michael L. Ashner – Mr. Ashner was the Chairman and Chief Executive Officer of Winthrop Realty Trust, positions he held from April 2004 and December 31, 2003, respectively, until its recent liquidation in August 2016. Since 1996, Mr. Ashner has served as the Chief Executive Officer of First Winthrop Corporation, a private real estate investment and management company, at which he has also served as a director. From 2005 to 2006, Mr. Ashner served as a director and the Chairman and Chief Executive Officer of Newkirk Realty Trust, Inc. (“Newkirk”), until Newkirk was merged into Lexington in 2008. From 2006 to 2008, Mr. Ashner served as the Executive Chairman and a trustee of Lexington Realty Trust (“Lexington”) (NYSE: LXP). From 2002 until their liquidation in 2004, Mr. Ashner served as a director and Chief Executive Officer of each of Shelbourne Properties I, Inc., Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc., three real estate investment trusts. From 1998 until its sale in 2010, Mr. Ashner served as a director of NBTY, Inc. (formerly known as Nature's Bounty, Inc.) (NYSE: NTY). Mr. Ashner serves on the Board of Trustees of the Northwell Health System, for which he has been a member since 2002; the Advisory Board of the Cornell University Program in Real Estate, for which he has been a member since 2004; the Board of Trustees of the Beit Ruth School, for which he has been a member since 2001; and the Board of Trustees of the National World War II Museum, for which he has been a member since 2008. Mr. Ashner earned his AB from Cornell University and his J.D. from The University of Miami. Mr. Ashner’s extensive business leadership skills and experience serving in senior executive positions, coupled with his significant real estate experience, well qualifies him to serve on the Board.

James P. Hoffmann – Mr. Hoffmann is a former Partner and Senior Vice President of Wellington Management Company, a private, independent investment management company, at which he additionally served as the Global Industry Analyst for the real estate sector, as well as on numerous internal management oversight committees, from 1997 to 2012. Prior to that, Mr. Hoffmann served as Vice President and Analyst for Everen Securities, Inc., a nationwide brokerage firm, from 1995 to 1997, and LaSalle Street Capital Management, LLC, an investment advisory firm, in 1995. From 1992 to 1994, he served as Senior Investment Officer for Real Estate at the Washington State Investment Board, an agency which manages the state’s retirement and public funds. Mr. Hoffmann served as Vice President of Eastdil Realty, Inc., a real estate investment banking company, from 1986 to 1991. Mr. Hoffmann has served as a member of the Board of Trustees of First Potomac Realty Trust (NYSE: FPO), a real estate investment trust, since May 2015, and also serves on its Audit Committee and Finance and Investment Committee. In addition, Mr. Hoffmann has served as a director of HCP, Inc. (NYSE: HCP), a company that invests primarily in real estate serving the healthcare industry in the United States, since July 2014, and also serves on its Audit Committee, Nominating and Corporate Governance Committee, and Finance Committee. Since March 2015, Mr. Hoffmann has been a member of the Board of Representatives of the International Market Centers, L.P., a private REIT, and also serves on its Audit Committee and Compensation Committee. He received a B.S. in Economics and an M.S. in Real Estate Appraisal and Investment Analysis from the University of Wisconsin, Madison. Mr. Hoffmann’s experience in investment management and finance, and knowledge of directorial and public company governance matters from his years of service on public boards, well qualifies him to serve on the Board.

Gregory Hughes – Mr. Hughes is currently Principal for Roscommon Capital Limited Partnership, a financial advisory and investment firm, a position that he has held since 2010. Mr. Hughes has served as a member of the Board of Directors and the Audit Committee of Gramercy Property Trust (NYSE: GPT) since 2012. Mr. Hughes also served as the Chief Operating Officer of SL Green Realty Corp. (NYSE: SLG) (“SL Green”) from 2007 to 2010 and its Chief Financial Officer from 2004 to 2010, responsible for finance, capital markets, investor relations and administration. From 2004 to 2008, Mr. Hughes also served as Chief Credit Officer of Gramercy Capital Corp. (NYSE: GKK). From 2002 to 2003, prior to joining SL Green, Mr. Hughes was Managing Director and Chief Financial Officer of the private equity real estate group at JP Morgan Partners. From 1999 to 2002, Mr. Hughes was a Partner and Chief Financial Officer of Fortress Investment Group, an investment and asset management firm, which managed a real estate private equity fund of approximately $900 million and a NYSE listed real estate investment trust with assets in excess of $1.3 billion. While at Fortress Investment Group, Mr. Hughes was actively involved in evaluating a broad range of real estate equity and structured finance investments and arranged various financings to facilitate acquisitions and fund recapitalizations. Mr. Hughes also served as Chief Financial Officer of Wellsford Residential Property Trust and Wellsford Real Properties, at which he was responsible for the firm’s financial forecasting and reporting, treasury and accounting functions, capital markets and investor relations. From 1985 to 1992, Mr. Hughes worked at Kenneth Leventhal & Co., a public accounting firm specializing in real estate and financial services. Mr. Hughes received a B.S. degree in Accounting from the University of Maryland and is a Certified Public Accountant. Mr. Hughes’ experience serving in senior executive positions and his extensive finance and accounting expertise, well qualifies him to serve on the Board.

Neil H. Koenig – Mr. Koenig is co-founder and co-managing partner of Imowitz Koenig & Co., LLP, a New York based accounting firm that began in 1980. Mr. Koenig began his career at Ernst & Young LLP, at which he worked in accounting and finance from 1974 to 1979. Additionally, he has been a member of the American Institute of Certified Public Accountants since 1978, a member of the New York State Society of Certified Public Accountants (“NYSSCPA”) since 1978, and has also served as Chairman of NYSSCPA’s Real Estate Committee. Mr. Koenig is currently the managing member of Real Estate Systems Implementation Group, LLC (“RESIG”) (an affiliate of Imowitz Koenig & Co., LLP). RESIG provides consulting and administrative support services to the private equity real estate industry. Mr. Koenig earned his B.S. in Economics from Fairleigh Dickinson University and his MBA in Finance from Fordham University. Mr. Koenig’s approximately 40 years of experience in accounting and finance well qualifies him to serve on the Board.

Steven Witkoff – Mr. Witkoff is currently Chairman and Chief Executive Officer of The Witkoff Group, which he founded in 1997. Prior to founding and serving at The Witkoff Group, from 1986 to 1997, Mr. Witkoff co-founded and served at the Steller Management Company, at which he acquired and repositioned a portfolio of residential buildings in New York City. Prior to his time at Steller, Mr. Witkoff practiced as an attorney in real estate law at Dreyer & Traub and Rosenman & Colin from 1983 to 1986, at which he represented a number of large developers and investors. Mr. Witkoff has served on the Executive Committee for the Real Estate Board of New York, and as a Trustee for the Intrepid Foundation. Mr. Witkoff has served on the Board of Trustees of Hofstra University since 2015, and the Jeffrey Modell Foundation since 1998. Mr. Witkoff earned both his bachelor’s degree and J.D. from Hofstra University in 1980 and 1983, respectively. Mr. Witkoff’s approximately 30 years of experience in real estate and leadership positions well qualifies him to serve on the Board.

We believe the choices are stark. We strongly encourage stockholders to communicate with management that a delay in holding the special meeting or annual meeting will not be tolerated, and that their continued delay will only be viewed as a self-evident expression of entrenchment.

We look forward to working with our fellow stockholders as we have been in order to assure that the sale of our NYRT assets is performed through a process for which we can all be proud. Please feel free to contact me personally with questions or comments that you may have.

Sincerely,
WW Investors LLC
Michael L. Ashner

About WW Investors LLC, Michael L. Ashner and Steven Witkoff:

Michael L. Ashner is currently the Chairman and Chief Executive Officer of Winthrop Realty Trust, a publicly traded real estate investment trust in the process of shareholder approved liquidation. Mr. Ashner has over 30 years of experience in owning, managing, leasing, selling and investing in all types of real estate and real estate related assets. Mr. Ashner has been the Chairman of six publicly traded real estate investment trusts and served as Chief Executive Officer for five of them, all five of which successfully engaged in a strategic transaction to maximize value for their stockholders. Steven Witkoff is currently the Chairman and Chief Executive Officer of The Witkoff Group, a privately held, global real estate development and investment firm headquartered in New York City. WW Investors LLC is a venture between Mr. Witkoff and Mr. Ashner to acquire shares of common stock in NY REIT.

CONTACT:

Michael L. Ashner

WW Investors LLC

Email: mashner@firstwinthrop.com

Tel: (516) 822 - 0022

Bob Marese

MacKenzie Partners, Inc.

Email: bmarese@mackenziepartners.com

Tel: (212) 929 – 5405

Larry Schimmel

MacKenzie Partners, Inc.

Email: lschimmel@mackenziepartners.com

Tel: (212) 378 – 7068

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

WW Investors LLC, Michael L. Ashner and Steven Witkoff (collectively, “WW Investors Group”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of the Company.

The following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation: WW Investors LLC, Michael L. Ashner, James P. Hoffmann, Gregory Hughes, Neil H. Koenig, and Steven Witkoff.

WW INVESTORS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENTS AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENTS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

As of the date hereof, WW Investors directly owns 80 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”). As of the date hereof, Mr. Ashner directly owns 1,052,600 shares of Common Stock, and may be deemed to beneficially own an additional 6,000 shares of Common Stock held in his spouse’s IRA. As of the date hereof, Mr. Hoffman directly owns 75,000 shares of Common Stock. As of the date hereof, Mr. Hughes directly owns 20,000 shares of Common Stock. As of the date hereof, Mr. Witkoff directly owns 149,960 shares of Common Stock. Each of Messrs. Ashner and Witkoff, as a manger and a member of WW Investors, may be deemed the beneficial owner of the 80 shares of Common Stock directly owned by WW Investors. Mr. Koenig does not directly or indirectly own any shares of Common Stock.